As filed with the Securities and Exchange Commission on May 18, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

_____________________

FIRST INTERNET BANCORP

(Exact name of registrant as specified in its charter)

Indiana	20-3489991
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

8701 E. 116th Street Fishers, Indiana	46038
(Address of principal executive offices)	(Zip Code)

_____________________

FIRST INTERNET BANCORP 2022 EQUITY INCENTIVE PLAN

(Full title of the plan)

_____________________

Kenneth J. Lovik

Executive Vice President and Chief Financial Officer

First Internet Bancorp

8701 E. 116th Street

Fishers, Indiana 46038

(Name and address of agent for service)

(317) 532-7900

(Telephone number, including area code, of agent for service)

_____________________

With copies to:
Joshua L. Colburn

W. Jason Deppen

Faegre Drinker Biddle & Reath LLP

600 East 96th Street, Suite 600

Indianapolis, IN 46240

(317) 569-9600

_____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☒
Non-accelerated filer	☐	Smaller Reporting Company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

FIRST INTERNET BANCORP

EXPLANATORY NOTE

On March 21, 2022, the board of directors of First Internet Bancorp (the “Company” or “Registrant”), at the recommendation of the compensation committee of the board of directors, approved the First Internet Bancorp 2022 Equity Incentive Plan (the “2022 Plan”), subject to approval by the shareholders at the 2022 Annual Meeting. On May 2, 2022 (the “Effective Date”), at the recommendation of the compensation committee, the board of directors approved an amendment and restatement of the 2022 Plan, subject to approval by the shareholders at the 2022 Annual Meeting. On May 16, 2022, the shareholders of the Company approved the 2022 Plan. As provided in the 2022 Plan, 400,000 shares of common stock, no par value per share (“Common Stock”), are available for issuance under the 2022 Plan, plus any Common Stock remaining available for future grants under the First Internet Bancorp 2013 Equity Incentive Plan (the “Prior Plan”). The Company’s authority to grant new awards under the Prior Plan terminated upon shareholder approval of the 2022 Plan on May 16, 2022.

The purpose of this registration statement is to register the 400,000 shares being registered for the first time pursuant to the 2022 Plan. Additional shares of Common Stock registered under the Prior Plan may become available for future grants under the 2022 Plan if awards made under the Prior Plan that were outstanding on May 16, 2022 expire, are cancelled, are forfeited, or are settled in cash. Such shares may be registered for issuance under the 2022 Plan pursuant to subsequent registration statements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is not required to be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to the introductory Note to Part I of Form S-8 and Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”). The information required in the Section 10(a) prospectus is included in the documents being maintained and delivered by the Company as required by Part I of Form S-8 and by Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

The following documents heretofore filed by the Registrant with the Commission are incorporated by reference in this registration statement:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021;
(2)	The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 from its Definitive Proxy Statement on Schedule 14A for our 2022 Annual Meeting of Shareholders, filed with the Commission on March 28, 2022;
(3)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022;
(4)	The Registrant’s Current Reports on Form 8-K filed with the Commission on April 25, 2022 (first filing), April 25, 2022 (second filing), May 2, 2022, and May 17, 2022;
(5)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 10 filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) filed with the Commission on November 30, 2012, including any subsequently filed amendment or report updating such description.

All documents, reports and definitive proxy or information statements filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports furnished under Items 2.02 or 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Chapter 37 of the Indiana Business Corporation Law authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made a party by reason of their relationship to the corporation. Officers and directors may be indemnified where they have acted in good faith, which means, in the case of official action, they reasonably believed the conduct was in the corporation’s best interests, and in all other cases, they reasonably believed the action taken was not against the best interests of the corporation, and in the case of criminal proceedings they had reasonable cause to believe the action was lawful or there was no reasonable cause to believe the action was unlawful. Chapter 37 also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding. Chapter 37 states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under the articles of incorporation, by-laws or resolutions of the board of directors or shareholders.The Registrant’s Amended and Restated Articles of Incorporation provide for indemnification of its officers and directors against any judgments, settlements, penalties, fines, other liabilities and reasonable expenses that they may incur, excepting only for liabilities or expenses incurred in matters as to which the indemnified person is adjudged to have committed gross misconduct or fraud.

The Registrant maintains directors’ and officers’ liability insurance policies, which insure against liabilities that directors or officers may incur in such capacities. These insurance policies may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities, including reimbursement of expenses incurred, arising under the securities laws or otherwise.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit

4.1	Amended and Restated Articles of Incorporation of First Internet Bancorp (incorporated by reference to Exhibit 3.1 to current report on Form 8-K filed May 21, 2020)

4.2	Amended and Restated Bylaws of First Internet Bancorp (incorporated by reference to Exhibit 3.2 to current report on Form 8-K filed May 21, 2020)

5	Opinion of Faegre Drinker Biddle & Reath LLP regarding legality of securities being registered

23.1	Consent of BKD, LLP

23.2	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5)

24	Powers of Attorney (included on the signature page of this Registration Statement)

99	First Internet Bancorp 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed on May 17, 2022)

107	Filing Fee Table

Item 9.	Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; and

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fishers, State of Indiana, on May 18, 2022.

FIRST INTERNET BANCORP

By:	/s/ David B. Becker
David B. Becker
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated opposite their names. Each person whose signature appears below hereby authorizes each of David B. Becker and Kenneth J. Lovik, each with full power of substitution, to execute in the name and on behalf of such person any post-effective amendment to this registration statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this registration statement as the Registrant deems appropriate, and appoints each of David B. Becker and Kenneth J. Lovik, each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this registration statement and to file the same, with exhibits thereto, and other documents in connection therewith.

Signature	Title	Date
/s/ David B. Becker	Chairman and Chief Executive Officer	May 18, 2022
David B. Becker	(Principal Executive Officer)

/s/ Kenneth J. Lovik	Executive Vice President and Chief Financial Officer	May 18, 2022
Kenneth J. Lovik	(Principal Financial and Accounting Officer)

/s/ Aasif M. Bade	Director	May 18, 2022
Aasif M. Bade

/s/ David R. Lovejoy	Director	May 18, 2022
David R. Lovejoy

/s/ Justin P. Christian	Director	May 18, 2022
Justin P. Christian

/s/ Ann Colussi Dee	Director	May 18, 2022
Ann Colussi Dee

/s/ Ana Dutra	Director	May 18, 2022
Ana Dutra

/s/ Jean L. Wojtowicz	Director	May 18, 2022
Jean L. Wojtowicz

/s/ John K. Keach, Jr.	Director	May 18, 2022
John K. Keach, Jr.